UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 29, 2007

HAIGHTS CROSS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	333-109381	13-4087398

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 New King Street, Suite 102 White Plains, New York	10604

(Address of Principal Executive Offices)	(Zip Code)
(914) 289-9400

(Registrant’s telephone number, including area code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
SIGNATURES

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     Haights Cross Communications, Inc. (the “Company”) is a “voluntary filer” for purposes of the periodic and current reporting requirements of the Securities and Exchange Commission (the “Commission”). The Company is a voluntary filer because it does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or listed on an exchange or in any automated inter-dealer quotation system of any national securities association, and it is no longer required to file reports under Section 15(d) of the Exchange Act. Rather, it continues to file its reports under the Exchange Act in order to comply with the reporting covenants contained in its outstanding term loan agreements and bond indentures.
     On April 2, 2007, the Company filed a Notification of Late Filing on Form 12b-25 with the Commission relating to the Company’s inability to file on a timely basis the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “Annual Report”) as a result of (i) the need to complete work on a restatement of the Company’s financial statements for specified reasons, which the Company has completed, and (ii) the need to further investigate, and to allow its independent accountants to conduct additional procedures with respect to, matters of disagreement that one of its directors had expressed concerning certain disclosures in the Company’s proposed Compensation Discussion & Analysis to be included in the Annual Report.
     On April 17, 2007, the Company filed a Current Report on Form 8-K disclosing that it was not yet in a position to file the Annual Report insofar as the investigation referred to above was still ongoing.
     On May 29, 2007, the Company received a notice of default from Wells Fargo Bank, National Association (the “Trustee”), as trustee under the Company’s indenture (the “Discount Note Indenture”) for the Company’s 12 1/2% Senior Discount Notes due 2011 (the “12 1/2% Notes”). Also on May 29, 2007, the Company, on behalf of Haights Cross Operating Company (“HCOC”), a wholly-owned subsidiary of the Company, received a notice of default from the Trustee, as trustee under HCOC’s indenture (together with the Discount Note Indenture, the “Indentures”) for HCOC’s 11 3/4% Senior Notes due 2011 (the “11 3/4% Notes” and together with the 12 1/2% Notes, the “Notes”).
     Under Section 4.03(a) of the respective Indentures, the Company, for itself and HCOC, is, among other things, required to timely deliver to the Trustee within the time periods specified by the Commission’s rules and regulations the financial information required to be contained in the Company’s Annual Report and to file all such information with the Commission. The Trustee provided the notices described above to notify the Company and HCOC, respectively, that it is in violation of Section 4.03(a) of the applicable Indenture as a result of the delay in the filing of the Annual Report, as described above.
     The Indentures provide that the Company and HCOC have 60 days from receipt of a notice of default to cure such default before an event of default occurs under the Indentures. If an event of default occurs under the Indentures, then the Trustee or the holders of 25% in aggregate principal amount of the 12 1/2% Notes or the 11 3/4% Notes, respectively, may thereafter choose to declare the applicable Notes to be due and payable immediately (subject to any agreed upon waiver or rescission of acceleration). As of May 29, 2007, $110.2 million and $170.0 million of the 12 1/2% Notes and 11 3/4% Notes, respectively, were outstanding.

     A failure by the Company or HCOC to observe any covenant under the Indentures, which failure entitles the requisite holders of the Notes or the Trustee to accelerate the Notes, also would constitute an event of default under HCOC’s $30 million Senior Secured Revolving Credit Facility (the “Senior Facility”) (upon which HCOC has never drawn and which has $0 in principal balance outstanding), its $100 million Senior Secured Term Loan (the “First Term Loan”), and its $30 million Senior Secured Term Loan (the “Second Term Loan”), which could lead to an acceleration of the unpaid principal and accrued interest under such agreements unless a waiver is obtained. As of May 29, 2007, $0, $96.3 million, and $29.3 million were outstanding under the Senior Facility, the First Term Loan and the Second Term Loan, respectively.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: June 1, 2007

HAIGHTS CROSS COMMUNICATIONS, INC.
/s/ Paul J. Crecca
By:	Paul J. Crecca
Executive Vice President and Chief Financial Officer